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                                                                     EXHIBIT 8.1

July 9, 2004

RenaissanceRe Holdings Ltd.
Renaissance House
8-12 East Broadway
Pembroke HM 19, Bermuda

RenaissanceRe Capital Trust II
Deutsche Bank Trust Company Delaware
1011 Centre Rd., Suite 200
Wilmington, DE 19805-1266

Ladies and Gentlemen:

     We are delivering this opinion in connection with the Registration Statement on Form S-3 (as it may be amended from time to time, "Registration Statement") filed by RenaissanceRe Holdings Ltd. (the "Company") and RenaissanceRe Capital Trust II (the "Capital Trust") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registering of up to $250,000,000 of the Company's and the Capital Trust's securities, consisting of: the Company's senior and subordinated debt securities (collectively, the "Debt Securities"); the Company's Common Shares, par value $1.00 per share (the "Common Shares"); the Company's Preference Shares, par value $1.00 per share (the "Preference Shares"); depositary shares representing fractional interests in the Common shares and Preference Shares (the "Depositary Shares"); warrants to purchase Common Shares (the "Common Share Warrants"), warrants to purchase Preference Shares (the "Preference Share Warrants"), warrants to purchase Debt Securities (the "Debt Warrants," and together with the Common Share Warrants, Preference Share Warrants and Debt Warrants, the "Warrants"); Share Purchase Contracts; Share Purchase Units; preferred securities of the Capital Trust (the "Trust Preferred Securities"); and the Company's Guarantee of the Trust Preferred Securities (the "Guarantee"). The Debt Securities, Common Shares, Preference Shares, Depositary Shares, Warrants, Trust Preferred Securities, Share Purchase Contracts, Share Purchase Units and Guarantee and herein referred to collectively as the "Securities." The Securities may be issued and sold from time to time after the Registration Statement, to which this opinion is an exhibit, becomes effective. The prospectus included in the Registration Statement relates to an aggregate of up to $564,250,000 of Securities. The terms used herein, unless otherwise defined, have the meanings assigned to them in the Registration Statement.

     We have reviewed the Registration Statement and have considered such aspects of United States law as we have deemed relevant for purposes of the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies.

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RenaissanceRe Holdings Ltd.
July 9, 2004
Page 2

     Based upon and subject to the foregoing and to the conditions and limitations contained in the discussion in the Registration Statement, (i) we are of the opinion that the discussion in the Registration Statement under the heading "Certain Tax Considerations--Taxation of RenaissanceRe Holdings Ltd., Renaissance Reinsurance, Top Layer, DaVinci and Glencoe Insurance--United States" and "--Taxation of Shareholders--United States Taxation of U.S. Shareholders" addresses all material U.S. Federal income tax considerations affecting the Company and holders of Common Shares (other than those tax considerations that depend on circumstances specific to such holders) and the statements of law contained therein are accurate in all material respects, and
(ii) such discussion is our opinion with respect to the matters of law referred to therein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the reference to our Firm under the heading "Certain Tax Considerations" and "Legal Opinions" in the Prospectus included in the Registration Statement.

Very truly yours,

WILLKIE FARR & GALLAGHER LLP